EXHIBIT 10.4
                                LICENSE AGREEMENT

           This License Agreement, made and entered into this 16th day of December, 2002, ("Agreement Date") is by and between IMMUNEREGEN BIOSCIENCES, INC., a Delaware corporation with its principal offices at 8665 E. Via De Ventura Boulevard, Suite E155, Scottsdale, Arizona 85268 ("the Company") on the one hand, and Mark L. Witten, Ph.d., an individual having his principal address at 7032 East Rosewood Street, Tucson, Arizona 85710 ("Witten") and David Harris, Ph.d., an individual having its principal address at 4110 N. Alvernon Way, Tucson, Arizona 85718 ("Harris"), on the other hand (Witten and Harris are together the "Licensors").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

           WHEREAS, Licensors have developed medical applications using Licensed and other technologies (as hereinafter defined, "Licensed Technology"), and holds certain patents and/or other rights with respect to such applications of Licensed Technology as set forth on Schedule A attached hereto (such rights are sometimes hereinafter referred to as the "Licensed Proprietary Rights"); and

           WHEREAS, the Company desires to obtain the exclusive license to use and sublicense the Licensed Proprietary Rights to develop methods, procedures and products that utilize the Licensed Technology; and

           WHEREAS, the Company and Licensors wish to enter into an agreement pursuant to which Licensors will grant to the Company an exclusive license to the Licensed Proprietary Rights subject to the terms set forth herein;

           NOW, THEREFORE, for and in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto expressly agree as follows:

           SECTION 1. DEFINITIONS.

1.1 "Affiliate" shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether by ownership or voting securities, by contract, or otherwise.

1.2 "Licensed Product(s)" shall mean any product or medical application which incorporates or utilizes the Licensed Proprietary Rights, including, but not limited to, the Company Products (as hereinafter defined).

1.3 "The Company Application Ideas" shall mean ideas for products or medical applications incorporating or utilizing the Licensed Technology initially conceived by the Company.

1.4 "The Company Products" shall mean any product or medical application which incorporates or utilizes the Licensed Technology arising from the Company Application Ideas.

1.5 "Licensed Technology" shall mean all patents held by the Licensors relating to the utilization of Sar9, Met(o2)11-substance P, a naturally occurring immunomodulaor and or Homspera in the applications of revitalizing and stimulating the immune system with regards to acute respiratory disease syndrome, cigarette smoking, AIDS and anti-aging as contemplated in the Investment Overview attached hereto as Schedule B.

1.6 "Sublicensee(s)" shall mean any person that is not an Affiliate of the Company to which the Company grants a sublicense to the Licensed Proprietary Rights or any part thereof to make, have made, use, market or sell Licensed Products for human or animal use.

1.7 "Sublicense Agreement" shall mean any agreement between the Company and a third party in which the Company grants the third party a right to the Licensed Proprietary Rights or any part thereof to make, have made, use, market or sell Licensed Products for human or animal use.

           SECTION 2. LICENSE.

2.1 In consideration for the issuance to the Licensors of an aggregate of 9,250,000 shares of the Company's Common Stock, and subject to all of the terms and conditions of this License Agreement, Licensors hereby grants to the Company an exclusive royalty-free, license to the Licensed Proprietary Rights throughout the United States and the world, with the right to make, have made, use, market, and sell Licensed Products and to grant sublicenses pursuant to Sublicense Agreements.

           SECTION 3. SUBLICENSEES.

3.1 The Company shall give Licensors prompt notification of the identity and address of each Sublicensee with whom it concludes a Sublicense Agreement and shall supply Licensors with a copy of each Sublicense Agreement.

3.2 The Company shall not grant any rights which are inconsistent with the rights to and obligations of the Company hereunder.

3.3 No Sublicense Agreement shall contain any provision which would cause it to extend beyond the term of this License Agreement.

           SECTION 4. COMPANY'S AND LICENSORS' DUTIES.

4.1 BEST EFFORTS. The Company shall use reasonable efforts to protect any patents issued with respect to the Licensed Proprietary Rights and/or Licensed Products. The Company shall be responsible for all regulatory affairs, financing, pilot manufacturing, clinical studies and licensing in connection with the Licensed Proprietary Rights and/or Licensed Products.

4.2 CONFIDENTIALITY. The Company agrees to use reasonable efforts (which shall be at least as great as the efforts it uses to maintain the confidentiality of its own confidential information) to maintain the Licensed Proprietary Rights in confidence, and to use the Licensed Proprietary Rights only in accordance with this License Agreement. Such obligation of confidentiality shall not apply to information which the Company can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of the Company or its Affiliates; (iii) was known to the Company or its Affiliates prior to disclosure thereof by Licensors; or (iv) was lawfully disclosed to the Company or its Affiliates without obligation of confidence by a third party which was not under an obligation of confidence to Licensors with respect thereto. The foregoing obligations of confidentiality shall survive termination of this License Agreement.

4.3 INSURANCE. Upon the granting by the FDA to the Company of the first PMA to market a Licensed Product, the Company and/or its Affiliates as applicable, shall, for so long as the Company or its Affiliates sell any Licensed Products, maintain in full force and effect policies of general liability insurance (with Broad Form General Liability and Product Liability endorsements) with limits of not less than one million dollars ($1,000,000) per occurrence and one million dollars ($1,000,000) annual aggregate. Upon request by Licensors, the Company shall provide a certificate evidencing the coverage maintained which shall also provide that Licensors receive no less than thirty (30) days prior written notice of any change in or cancellation of such coverage.

4.4 LICENSORS' BEST EFFORTS. Licensors shall be responsible for concept, proof of concept, preclinical studies, successful prosecution of pending patent applications, scientific knowledge and presence in connection with development and promotion of the Licensed Proprietary Rights and/or Licensed Products and shall use its reasonable best efforts to affect said responsibilities.

           SECTION 5. PATENTS AND INFRINGEMENT.

5.1 WARRANTY. Licensors warrants that they are the owners of the Licensed Proprietary Rights, that they have the right to convey the license set forth in
Section 2.1 hereof, and that the Company's use of such Licensed Proprietary Rights in accordance with the terms of this License Agreement shall not infringe upon any U.S. or foreign patents, trade secrets, or other proprietary right of any third party according to the Licensors' present knowledge.

5.2 INDEMNIFICATION. Licensors agree, jointly and severally, to defend, indemnify and hold harmless the Company from and against any claim, suit, demand or action alleging that the Company' use of the Licensed Proprietary Rights infringes upon a U.S. or foreign patent, trade secret, or other proprietary right of any third party according to the Licensors' present knowledge, and Licensors shall, jointly and severally, indemnify the Company against all costs, expenses, and damages arising from any such claim, suit, demand or action; provided, however, that (1) the Company shall have given Licensors prompt written notice of such claim, suit, demand, or action; (2) the Company shall cooperate with Licensors in the defense and settlement thereof; and (3) Licensors shall have control of the defense of such claim, suit, demand or action and the settlement or compromise thereof.

5.3 INFRINGEMENT BY THIRD PARTY. If it is believed in good faith that the Licensed Proprietary Rights are infringed by a third party, the party to this License Agreement first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. The Company shall have the right, but not the obligation, to institute and prosecute at its own expense any infringement of the Licensed Proprietary Rights. If the Company fails to bring such action or proceedings within a period of three (3) months after receiving written notice or otherwise having knowledge of such infringement, then Licensors shall have the right, but not the obligation, to prosecute at their own expense any infringement of the Licensed Proprietary Rights. Any recovery of damages and costs in such suits shall be the property of the party bringing action or proceeding.

           SECTION 6. LICENSED PRODUCTS.

6.1 DISCLAIMER OF RESPONSIBILITY. Neither of the Licensors nor any of their trustees, officers, employees, or agents assume any responsibility for the manufacture, product specifications, or use of the Licensed Products which are manufactured by or for, or sold by, the Company, its Affiliates or its Sublicensees. All warranties in connection with the Licensed Products shall be made by the Company or the particular Affiliate or Sublicensee as the manufacturer or seller thereof and none of such warranties shall directly or by implication in any way obligate Licensors or its employees, or agents.

6.2 DISCLAIMER OF WARRANTY. Neither of the Licensors makes any warranties or representations, expressed or implied, regarding Licensed Products, including, but not limited to, warranties of fitness and merchantability.

6.3 INDEMNITY. Each party shall notify the other of any claim, lawsuit or other proceeding related to the Licensed Products. Subject to the provisions of the last sentence of this Section and Section 6.2, the Company agrees that it will defend, indemnify and hold harmless Licensors, and each of their employees, officers, directors, and agents (the "Indemnified Parties"), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against the Indemnified Parties by third parties related directly or indirectly to Licensed Products produced by the Company or its Affiliates. The Company will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the Indemnified Parties pursuant to this Section, including, but not limited to, the payment of all reasonable attorneys' fees and costs of litigation or other defense. Each of the Licensors shall promptly notify the Company of any such claim or action related to the Licensed Products and the Company shall have the right to control the defense, settlement or compromise thereof.

           SECTION 7. TERMINATION OF LICENSE AGREEMENT.

7.1 TERM OF LICENSE AGREEMENT. Unless earlier terminated as hereinafter provided in Section

7.2, this License Agreement shall terminate ten (10) years after the date of the expiration of the last patent issued or issuing with respect to the Licensed Proprietary Rights.

7.2 EARLY TERMINATION. In the event of the default or failure by either party to perform any of the terms, covenants or provisions of this License Agreement to be done and performed by such party, the non-performing party shall have sixty
(60) days after the giving of written notice by the performing party of such default within which to correct such default. If such default is not corrected within the said cure period, the performing party shall have the right, at its option, to cancel and terminate this License Agreement. In the event of termination of this License Agreement all rights licensed by Licensors to the Company hereunder shall revert to Licensors.

7.3 NO WAIVER. Termination of this License Agreement shall not constitute a termination or a waiver of any rights of either party against the other party accruing at or prior to the time of such termination.

           SECTION 8. AUTHORITY TO ENTER LICENSE AGREEMENT.

8.1 LICENSOR. Each of the Licensors has full power and authority to enter into this License Agreement, and has duly authorized by all necessary action its execution and delivery of this License Agreement. The execution, delivery and performance of this License Agreement by each of the Licensors will not result in a breach of or constitute a default under any governing document, or any agreement, instrument, order or law applicable to each Licensor or by which it is bound or require the consent of any person or entity.

8.2 THE COMPANY. The Company is duly incorporated, organized and existing in good standing under the laws of its jurisdiction of incorporation, has full power and authority to enter into this License Agreement, and has duly authorized by all necessary corporate action its execution and delivery of this License Agreement. The execution, delivery and performance of this License Agreement by the Company will not result in a breach of or constitute a default under any corporate governing document, or any agreement, instrument, order or law applicable to the Company or by which it is bound or require the consent of any person or entity.

           SECTION 9. MISCELLANEOUS PROVISIONS.

9.1 NO WAIVER. The failure of any party to enforce at any time or times any of the provisions of this License Agreement or any rights in respect thereto, or to exercise any election herein provided, shall in no way be a waiver of such provision, right or election, or in any way affect the validity of this License Agreement. Exercise by any party of any of its rights herein or any of its elections under the terms and covenants herein shall not preclude any party from exercising the same or any other rights in this License Agreement irrespective of any previous action or proceeding taken by any party hereunder. The waiver by any of the parties of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

9.2 SEVERABILITY. If any provision of this License Agreement is determined judicially or in an arbitration proceeding to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this License Agreement which shall remain in full force and effect. Any party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

9.3 FORCE MAJEURE. No liability hereunder shall result to a party by reason of delay in performance caused by circumstances beyond the reasonable control of the party, sometimes referred to as force majeure, including without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

9.4 ENTIRE AGREEMENT. The terms and conditions herein constitute the entire License Agreement between the parties relating to the Licensed Proprietary Rights and shall supersede all previous agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

9.5 MODIFICATION. No party shall be bound by any agreement, covenant or warranty made by its agents or employees, or any other persons, unless such agreements, covenants and warranties shall be reduced to writing and signed by a duly authorized officer or representative of each party and shall expressly refer to this License Agreement.

9.6 GOVERNING LAW. This License Agreement shall be construed according to the laws of the State of Delaware and any and all disputes arising hereunder shall be resolved in the courts of the State of Delaware; provided, however, that any patent question or controversy shall be resolved in the court having jurisdiction over such patent or patents and in accordance with the laws applicable to such patent or patents.

9.7 NOTICES. All notices, requests, instructions, consents and other communications relating to this License Agreement shall be in writing and shall be deemed delivered when personally delivered, received by telex, telecopier or other means of facsimile transmission, or three (3) days after such notice was deposited in the mail, certified, first class or airmail postage pre-paid, addressed to the receiving party at the address specified on the first page of this License

Agreement, or at such other address as the receiving party has previously notified the other party hereto in the manner required for delivery of notices under this Section.

9.8 HEADINGS. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this License Agreement.

9.9 COUNTERPARTS. This License Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, and all of which together shall constitute one and the same License Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed by their duly authorized corporate officers as of the Agreement Date.

                              "LICENSORS"

                              /S/  MARK L. WITTEN                12-20-02
                              -------------------------------------------
                              Mark L. Witten, Ph.d.


                              /S/  DAVID T. HARRIS, PHD          12/20/02
                              -------------------------------------------
                              David Harris, Ph.d.


                              IMMUNEREGEN BIOSCIENCES, INC.

                              By:  /S/  MICHAEL WILHELM
                                   --------------------------------------
                                        Name: Michael Wilhelm
                                        Title: President

                                   SCHEDULE A

                           Licensed Proprietary Rights

--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
Docket No.       Country        Title               Status         Application No.   Filing Date     Grant No.      Grant Date
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
00003            U.S.           Amelioration of     Filed          60/406036         8/27/02
                                effects of
                                cigarette
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
05299            U.S.           Substance P         Granted        08/829445         3/28/97         5944508        8/31/99
                                treatment
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
                 U.S.           Substance P         Filed                            12/18/02
                                Enduces Hair
                                Growth
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
73958            U.S.           Substance P         Granted        09/028003         2/23/98         5998376        12/07/99
                                treatment
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
78273            AU             Substance P         Granted        4064/97           7/08/97         73721          06/29/01
                                treatment                                                                           (acceptance)
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
78274            CA             Substance P         Filed          2261885           7/08/97
                                treatment
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------
78275            EP             Substance P         Filed          979380490         7/08/97
                                treatment
--------------   ------------   -----------------   ------------   ---------------   -------------   ------------   ----------------

                                   SCHEDULE B

                               Investment Overview

IMMUNEREGEN BIOSCIENCES, INC.
8655 E. VIA DE VENTURA, SUITE E-155
SCOTTSDALE, AZ 85258
(480) 816-4638
(602) 684-1597
--------------------------------------------------------------------------------

ImmuneRegen BioSciences, Inc. ("we," "us," or     ----------------------------
the "Company"), a Delaware corporation, is a      INITIAL USES FOR SUBSTANCE P
biotechnology company engaged in the research     REVERSING LUNG DAMAGE
and development of applications utilizing         TREATMENT FOR ARDS
substance P, a naturally occurring                TREATMENT FOR CANCER
immunomodulator. Over the past 11 years, we       TREATMENT FOR FOOD POISONING
have achieved significant breakthroughs           SLOWING THE AGING PROCESS
relating to the use of substance P in the         TREATMENT FOR AIDS
reversal of lung damage and the stimulation of    ANTI-TERRORISM
suppressed or failing immune systems. We          ----------------------------
currently hold 2 patents and 1 provisional patent in the United States. Additionally, we hold a patent with the European Union and Australia and are seeking to extend our patents into Canada and, possibly, Japan.

Based on our initial research findings, we believe that we can use substance P to provide viable and exciting applications for: 1) dramatically lessening lung damage caused by cigarette smoking; 2) the treatment of widespread illnesses including acute respiratory disease syndrome (ARDS), AIDS and food poisoning; 3) the treatment of lung and other cancers; 4) slowing the aging process; and, 5) protecting against and treating the effects of weapons of terrorism.

We are currently seeking funding to continue our research and development, obtain additional patents and perform the required FDA trials of our current and proposed products and applications.

INVESTMENT HIGHLIGHTS

o WE HAVE PERFORMED EXTENSIVE RESEARCH STUDIES USING SUBSTANCE P TO TREAT DAMAGE CAUSED TO THE LUNGS AND THE IMMUNE SYSTEM FROM JET FUEL EXPOSURE. WE HAVE APPLIED THE SAME PRINCIPLES AND PROCEDURES TO LUNG DAMAGE CAUSED BY CIGARETTE SMOKE AND HAVE HAD SIMILAR POSITIVE RESULTS. WE CURRENTLY HAVE A PROVISIONAL PATENT IN EFFECT COVERING THESE EXCITING FINDINGS AND, DEPENDING ON RESULTS, EXPECT TO FILE FOR A FULL PATENT WITHIN THE YEAR.

o WE HAVE OBTAINED GLOBAL PATENTS BASED ON USING SUBSTANCE P AS AN INHALATION AEROSOL THERAPY FOR THE STIMULATION OF THE IMMUNE SYSTEM. WE EXPECT TO BUILD UPON THESE PATENTS, LEADING TO THE DEVELOPMENT OF A WIDE ARRAY OF NEW APPLICATIONS, INCLUDING TREATMENTS FOR REVERSING LUNG DAMAGE CAUSED BY CIGARETTE SMOKE, ARDS, AIDS, CANCER, FOOD POISONING AND SLOWING THE AGING PROCESS.

o THE FDA "FAST-TRACK" APPROVAL OF SUBSTANCE P USE FOR THE TREATMENT OF ARDS IS EXPECTED WITHIN 6 TO 12 MONTHS AFTER FUNDING. THE APPROVAL OF OTHER USES FOR SUBSTANCE P, INCLUDING AIDS AND CANCER TREATMENT, TO FOLLOW SHORTLY THEREAFTER.

o WE HAVE BEEN AND CONTINUE TO WORK WITH THE DEPARTMENT OF DEFENSE TO CONDUCT STUDIES ON THE EFFECTS OF SUBSTANCE P AS A COUNTERMEASURE AGAINST BIOLOGICAL, CHEMICAL AND RADIOACTIVE WARFARE AGENTS.

o WITH A POTENTIAL WORLDWIDE MARKET OF OVER 4 BILLION PEOPLE, REVENUES COULD EXCEED $100 MILLION WITHIN 5 YEARS.

o REVENUE STREAMS FROM LICENSE AGREEMENTS IN EUROPE ARE EXPECTED TO BEGIN WITHIN 6-12 MONTHS. DOMESTIC REVENUES TO BEGIN SHORTLY AFTER FDA APPROVAL.

o WE HAVE A STRONG MANAGEMENT TEAM WITH EXTENSIVE EXPERIENCE IN RESEARCHING, DEVELOPING AND DESIGNING NEW APPLICATIONS IN BIOTECHNOLOGY.

                                  SUBSTANCE P

[GRAPHIC OMITTED]                                              [GRAPHIC OMITTED]

Substance P is an 11-amino acid neurotransmitter found in central and peripheral nerves. Substance P has been extensively studied by scientists because of its many general physiological effects, such as smooth muscle contraction, inflammation, neurotransmission, blood vessel dilation, histamine release and immune system growth factor properties.

Our patents and continued substance P research are derived from discoveries made during research funded by the Air Force Office of Scientific Research in the early 1990s. During this research ImmueRegen founders, Drs. Witten and Harris, observed that exposure of animals to jet fuels resulted in pathological changes in the lung and immune systems of the exposed animals. It was also observed that the jet fuel exposure resulted in depletion of substance P from the lungs of the animals. Studies showed that substance P prevented and reversed the effects of jet fuel exposure in the lungs as well as protected and regenerated the immune system. The surprising immune findings led to early research on reversal of lung damage caused by cigarette smoke and the anti-cancer effects of substance P therapy, with similar positive results.

A synthesized version of substance P is readily available at low cost from several life science and technology companies that provide biochemical and organic chemical products and kits used in scientific and genomic research, biotechnology, pharmaceutical development and the diagnosis of disease and chemical manufacturing. One such company is Sigma Chemical Company.

PRODUCTS

Our products will use substance P for the treatment of various high-profile diseases and provide methods for:

o Preventing the pathological effects of cigarette smoking on the lungs (e.g., cancer and emphysema);

o     Reducing the risk of cancer development;

o     Prevention of the spread and metastasis of cancer;

o Enhancing an immune response to a bacterial infection (e.g., food poisoning by salmonella);

o A prophylactic method for preventing a decrease in activity of an individual's immune system (e.g., anti-aging);

o Stimulating the immune system of those with depleted or depressed immune systems (e.g., AIDS); and,

o     Enhancing an immune response to a viral infection.

Our products will use an inhaler (puffer) device to deliver substance P to the user. To develop, manufacture and test an inhaler device we will partner with a full-service drug development and chemical services company that offers services ranging from pre-clinical and toxicology studies to clinical trial support and manufacturing services. Such a partnership will enable us to decrease the time-to-market for our products and to increase our productivity.

Furthermore, we anticipate entering into strategic partnerships with identified industry leaders in the pharmaceutical and medical device industries for application-specific sales and distribution of our techniques and products. Our aim is to establish relationships with industry leaders, both domestic and international, which represent the broadest market appeal for our specific products and techniques. This will have the effect of generating revenues in under twelve months after funding in the form of license agreements with companies in Europe and other countries, while awaiting FDA approval for sales in the United States to begin.

We are investigating obtaining a fast track status for substance P though the FDA process as a treatment for ARDS. The "FAST TRACK" designation is an important accelerated phase in the nation's drug review and approval process, which signifies that the FDA can expedite the review and development of a drug candidate considered a breakthrough to treat a deadly disease. Once substance P has been approved by the FDA for the treatment of ARDS, approval for additional uses can be obtained much more quickly and at less cost.

MARKET

We believe that there is a potential market of over 4 billion people worldwide for substance P treatments. We estimate that there are (i) 1.5 billion people suffering from induced lung damage due to smoking and polluted air conditions;
(ii) 750 million people each for cancer and Salmonella food poising; (iii) 1.5 billion people at risk of influenza-induced lung injury; (iv) 250 million people with AIDS; and, (v) 10 million people with ARDS. Furthermore, we anticipate that a majority of these potential markets for substance P analog therapy can be realized within the next 3 to 5 years. The revenue potential for the ImmuneRegen BioSciences could exceed $100 million over the next 5 years and accelerate rapidly thereafter.

MANAGEMENT

We have assembled an experienced management team and advisory board to guide us through our first stage of development.

MICHAEL WILHELM, CHIEF EXECUTIVE OFFICER & FOUNDER.
Mr. Wilhelm has been in the financial industry since 1990. Initially, Mr. Wilhelm established his career as a broker and financial advisor. Shortly thereafter, Mr. Wilhelm accepted management positions for firms such as Kemper Securities where he was involved in opening and managing branch offices. While raising money through private placements and initial public offerings at these firms, Mr. Wilhelm became frustrated in not having the ability to gain a true understanding of the various companies, their products, management and industry. This led to his eventual departure from the brokerage business and since 1994 has effectively worked with early stage companies. Mr. Wilhelm eventually formed Foresight Capital Partners. At Foresight Capital Partners Mr. Wilhelm has enjoyed much success in identifying early stage companies with above average growth potential and helping them reach the next stage of development. In working with these companies, Mr. Wilhelm provides advisory services, often taking a seat on the board of directors, and financing, occasionally incubating the company. Furthermore, Mr. Wilhelm has been successful in facilitating the raise of several million dollars through private financings for these companies, including Isolagen Technologies, Inc. (OTCBB: ISLG), a biotechnology company. In working with Isolagen, Mr. Wilhelm was a critical asset in turning the company around, obtaining the necessary advisory and capital commitments to allow FDA clinical trials to begin on their product.

MARK L. WITTEN, PH.D., DIRECTOR, FOUNDER & RESEARCH SCIENTIST.
Dr. Witten is a Research Professor and Director of the Joan B. and Donald R. Diamond Lung Injury Laboratory in the Department of Pediatrics at the University of Arizona College of Medicine. Dr. Witten obtained his Ph.D. degree from Indiana University in 1983 with a double major in physiology and exercise physiology. He conducted a post-doctoral fellowship in Respiratory Sciences at The University of Arizona College of Medicine from 1983 to 1988. He then spent 2 years as an Assistant Biologist at Massachusetts General Hospital and Instructor in Medicine at Harvard Medical School. He returned to The University of Arizona College of Medicine in 1990. He has authored over 200 published manuscripts, book chapters and abstracts

DAVID T. HARRIS, PH.D., DIRECTOR, FOUNDER & RESEARCH SCIENTIST.
Dr. Harris is a Professor in the Department of Microbiology and Immunology in the College of Medicine at The University of Arizona. Dr. Harris obtained his Ph.D. degree from Wake Forest University in 1982 with a major in microbiology and immunology. After 3 years of post-doctoral fellowship (1982-1985) in immunology at the Ludwig Institute for Cancer Research in Lausanne, Switzerland, Dr. Harris became a Research Assistant Professor in the College of Medicine at the University of North Carolina-Chapel Hill. In 1989, Dr. Harris moved to The University of Arizona College of Medicine. Dr. Harris is also Director of the Stem Cell Bank and Chief Science Officer for Cord Blood Registry, Inc. He is also Head of the Gene Therapy Group. Dr. Harris is a co-inventor with Dr, Witten on the substance P patents and also holds 3 additional U.S. patents. Dr. Harris has authored more than 200 published papers, book chapters and abstracts. Dr. Harris has extensive experience in start-up biotechnology companies, having established the first stem cell bank in the world in 1992. That company, initially started at the University of Arizona, was "spun-off" in 1996 into what is now known as Cord Blood Registry, Inc. Cord Blood Registry is the largest for-profit, private stem cell bank in the world with annual revenues exceeding $20 million annually and has successfully completed a $20 million second round of private financing. Dr. Harris remains the Chief Science Officer and Member of the Scientific Advisory Board. Furthermore, Dr. Harris has extensively consulted for a number of biotechnology companies.

KAREN A. MONTGOMERY, PHD, FACMG, CHIEF SCIENCE OFFICER.
Dr. Montgomery has been an Associate Professor at the University of New Mexico in the Department of Pathology since 1997. Dr. Montgomery obtained her Ph.D. degree in animal physiology from Kent State University. Dr. Montgomery has received certification from the American Board of Medical Genetics, Diplomate in Clinical Cytogenetics (1987; #870107) and the New York State Department of Health, Certificate of Qualification as Laboratory Director in Cytogenetics. Dr. Montgomery has had several professional appointments in clinical cytogenetics including Laboratory Director of University of New Mexico/TriCore Reference Laboratories, Laboratory Director for Genzyme Genetics, Laboratory Director for the Laboratory for Genetic Services, and Laboratory Director for Vivigen, Inc. She has authored numerous published manuscripts, book chapters and abstracts.

STEVEN J. SCRONIC, SECRETARY.
Mr. Scronic has worked in the investment banking sector of the financial services industry since 1993, specializing in public financings and private placements, including institutional 144 and non-arbitrage Regulation D private placements of debt and equity for private and public companies. Currently, Mr. Scronic is the lead investment banker for First Financial Equity Corporation. His corporate finance experience has focused on generating, analyzing, structuring and placing middle-market based finance transactions. Previously, Mr. Scronic was a Vice President of WestPark Capital, Inc., a specialized investment banking firm based in Southern California. Prior to his work with WestPark Capital, he was an equity analyst and investment banker for Joseph Charles & Associates, Inc. and EBI Securities, Inc.

ADVISORY BOARD

SUSAN E. LEEMAN,  PH.D.
Dr. Leeman is a Professor in the Department of Pharmacology and Experimental Therapeutics at the Boston University School of Medicine. Dr. Leeman obtained her Ph.D. degree in physiology from Radcliffe College in 1958. Dr. Leeman was the first scientist to isolate substance P in the central nervous and gastrointestinal systems. Dr. Leeman has authored over 150 peer-viewed manuscripts and book chapters. Dr. Leeman was elected to the National Academy of Sciences in 1991.

STUART F. QUAN, M.D.
Dr. Quan is a Professor of Internal Medicine and Associate Head of the Deptartment of Internal Medicine in the College of Medicine at the University of Arizona. Dr. Quan is also the Past-President of the American Academy of Sleep Medicine. Dr. Quan obtained his M.D. degree at the University of California-San Francisco in 1974. He has authored more than 90 peer-reviewed manuscripts and book chapters. Dr. Quan has also served on the board of directors of other early-stage biotechnology companies.

CHARLES A. HALES, M.D.
Dr. Hales is a Professor of Medicine at Harvard University Medical School and Head of the Pulmonary & Critical Care Medicine Unit at Massachusetts General Hospital. Dr. Hales has authored more than 125 peer-reviewed manuscripts and book chapters, and is an internationally recognized expert in pulmonary and critical care medicine.

SARAH A. KAGAN, J.D., PH.D.
Sarah Kagan is a partner in the Banner & Witcoff, Ltd. Intellectual property legal firm in Washington, D.C. She holds a Ph.D. degree in molecular biology from the University of Wisconsin (1981) and a J.D. degree from George Washington University (1988). Her professional memberships include the American Bar Association, Women's Bar Association of the District of Columbia, and the American Intellectual Property Law Associations.

MARGY  MCGONAGILL,  B.A.
Margy McGonagill is the former Director of Federal Relations for The University of Arizona for the past 15 years. Before she held her position at The University of Arizona, she was Chief of Staff for Congressman Wendell Ford of Michigan for 20 years. Ms. McGonagill has many contacts within the state of Arizona and on Capital Hill that will facilitate the development of the corporation.

USE OF PROCEEDS

Our initial fund raising efforts will be focused on raising approximately $500,000.00. We anticipate that such proceeds will be used to perform additional testing on substance P and our current projects, salaries and professional fees and general working capital needs. Investors are advised that the Board of Directors has sole discretion as to the actual use of proceeds received. The following table provides additional detail regarding the use of proceeds.

Costs associated with our research and development within the first 12 months.

We plan to undertake the following initiatives simultaneously:

   Finalize our current studies and perform additional studies relating to the use of substance P to treat ARDS. We expect to submit our findings to the FDA within 6 to 12 months of funding.

   Perform additional testing on the effects of substance P used in conjunction with damaged lungs due to cigarette smoke. Tests will be performed on damaged lung tissue to demonstrate pre- versus post-exposure to substance
     P. We currently have a provisional patent in effect and depending on results, we expect to file for a full patent within the year.

   Complete the study (approximately six months) on substance P and the effects of slowing of the aging process by boosting the immune system to combat internal breakdowns.

   Further refine the administration of substance P, analyzing the effects of differing doses and concentrations over varying periods of time using various delivery methods.

   Complete studies on the toxicity of substance P in terms of maximum tolerated dosage in conjunction with route of delivery. Studies to be performed to show the effects on normal individuals, as well as on those who suffer from allergies, asthma and other common ailments.

   Further the current study on the effects of
     substance P on cancerous cells.                                 $   175,000

Salaries and  professional  consulting  fees.  The funds will be used to pay for a CEO, CFO, FDA Consultant, COO/CSO
     Lab Director, two lab technicians, founder research,
     legal costs, marketing, web presence and office related
     expenses.                                                           275,000

Marketing-presentations and related travel expenses                       25,000

Working capital                                                           25,000
                                                                     -----------
Total Use of Proceeds                                                $   500,000